Exhibits 5.1, 8.1 and 23.1

April 24, 2008

ACE Securities Corp.

6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina 28211

Re:

ACE Securities Corp.,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for ACE Securities Corp., a Delaware corporation (the “Company”), in connection with the issuance by PHH Mortgage Trust, Series 2008-CIM1 (the “Trust”) of its PHH Mortgage Trust, Series 2008-CIM1, Mortgage Backed Notes, Series 2008-CIM1 (the “Notes”), pursuant to a prospectus dated June 11, 2007, as supplemented by a prospectus supplement, dated April 23, 2008 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  The Trust was formed pursuant to a short-form trust agreement, dated as of April 11, 2008, as amended and restated by the amended and restated trust agreement, dated as of April 24, 2008 (the “Trust Agreement”), between the Company, LaSalle National Trust Delaware, as owner trustee (the “Owner Trustee”) and Wells Fargo Bank, N.A., as securities administrator (the “Securities Administrator”).

A registration statement of the Company on Form S-3 relating to the Notes (Commission File No. 333-141008) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on April 3, 2007.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the indenture (the “Indenture”), dated as of April 24, 2008, among PHH Mortgage Trust, Series 2008-CIM1, as issuer, HSBC Bank USA, National Association, as indenture trustee (the “Indenture Trustee”) and Wells Fargo Bank, N.A, as securities administrator.

We have examined a form of the Indenture, forms of the Notes, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

The conditions precedent provided for in the Indenture relating to the authentication of the Notes have been complied with.  When duly authorized by the Trust and duly and validly executed and delivered by the Owner Trustee, on behalf of the Trust, and authenticated by the Securities Administrator in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor, the Notes will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

(ii)

Assuming compliance with the Indenture and certain related documents, and based in part on the facts set forth in the Prospectus and additional information and representations, the Class I-1A-1, Class I-2A-1, Class I-3A-1, Class I-4A-1, Class II-1A-1, and Class II-2A-1 Notes, will be treated as debt for federal income tax purposes.

(iii)

The Trust will not be treated as an association (or publicly traded partnership) taxable as a corporation or as a taxable mortgage pool for United States federal income tax purposes.

(iv)

The statements contained under the caption “Material Federal Income Tax Considerations” in the Base Prospectus and “Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Material Federal Income Tax Considerations” and “Legal Matters” in the Base Prospectus and “Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP